                                                                     EXHIBIT 2.1

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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                                 PACKETEER, INC.
                             a Delaware corporation;

                           WORKFIRE ACQUISITION CORP.,
                             a Delaware corporation;

                    WORKFIRE TECHNOLOGIES INTERNATIONAL, INC.
                              a Nevada corporation

                                       and

                             WORKFIRE HOLDINGS, INC.
                              a Nevada corporation


                           ---------------------------
                            Dated as of July 13, 2000
                           ---------------------------

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



                                TABLE OF CONTENTS

                                                                                    PAGE
SECTION 1.     Description of Transaction.........................................   1

        1.1.   Merger of Merger Sub into the Company..............................   1
        1.2.   Effect of the Merger...............................................   1
        1.3.   Liquidation and Distributions of Holdings..........................   2
        1.4.   Closing; Effective Time............................................   2
        1.5.   Articles of Incorporation and Bylaws; Directors and Officers.......   2
        1.6.   Conversion of Shares...............................................   2
        1.7.   Stock Options......................................................   4
        1.8.   Closing of the Company's Transfer Books............................   4
        1.9.   Exchange of Certificates; Escrow Shares............................   5
        1.10.  Dissenting Shares..................................................   6
        1.11.  Tax Consequences...................................................   6
        1.12.  Accounting Treatment...............................................   6
        1.13.  Further Action.....................................................   7
        1.14.  Exemption from Registration........................................   7
        1.15.  The Company Stockholders' Restrictions Regarding Securities Law
               Matters............................................................   9
        1.16.  Agreements.........................................................  10

SECTION 2.     Representations and Warranties of the Company......................  10

        2.1.   Due Organization; Subsidiaries; Etc. ..............................  10
        2.2.   Certificate of Incorporation and Bylaws; Records...................  11
        2.3.   Capitalization, Etc. ..............................................  11
        2.4.   Financial Statements...............................................  12
        2.5.   Absence of Changes.................................................  13
        2.6.   Title to Assets....................................................  14
        2.7.   Intellectual Property..............................................  15
        2.8.   Bank Accounts......................................................  17
        2.9.   Real Property; Equipment...........................................  17
        2.10.  Contracts..........................................................  17
        2.11.  Liabilities........................................................  19
        2.12.  Compliance with Legal Requirements.................................  20
        2.13.  Governmental Authorizations........................................  20
        2.14.  Tax Matters........................................................  20
        2.15.  Redemptions and Distributions......................................  22
        2.16.  Employee and Labor Matters; Benefit Plans..........................  22
        2.17.  Environmental Matters..............................................  23
        2.18.  Insurance..........................................................  23
        2.19.  Related Party Transactions.........................................  24
        2.20.  Legal Proceedings; Orders..........................................  24
        2.21.  Authority; Binding Nature of Agreement.............................  24
        2.22.  Non-Contravention; Consents........................................  25

        2.23.  Vote Required......................................................  26
        2.24.  No Brokers.........................................................  26
        2.25.  Change of Control Payments.........................................  26
        2.26.  Information Statement..............................................  26
        2.27.  Board Approval.....................................................  27
        2.28.  Tax Matters........................................................  27
        2.29.  Full Disclosure....................................................  27

SECTION 3.     Representations and Warranties of Parent and Merger Sub............  28

        3.1.   Corporate Existence and Power......................................  28
        3.2.   Authority; Binding Nature of Agreement.............................  28
        3.3.   No Conflict; Consents..............................................  28
        3.4.   SEC Filings; Financial Statements..................................  29
        3.5.   Absence of a Material Change. Between December 31, 1999 and the
               date of this Agreement:............................................  30
        3.6.   Valid Issuance.....................................................  30
        3.7.   Capitalization, Etc. ..............................................  30
        3.8.   Merger Sub.........................................................  30
        3.9.   Information Statement..............................................  31
        3.10.  Legal Proceedings; Orders..........................................  31
        3.11.  Board Approval.....................................................  31
        3.12.  Tax Matters........................................................  31
        3.13.  Fairness Opinion...................................................  31
        3.14.  Full Disclosure....................................................  32

SECTION 4.     Certain Covenants..................................................  32

        4.1.   Access and Investigation...........................................  32
        4.2.   Operation of the Business of the Company...........................  32
        4.3.   Operation of the Business of Parent and Merger Sub.................  35
        4.4.   Notification; Updates to Disclosure Schedule.......................  35
        4.5.   No Negotiation.....................................................  35
        4.6.   Working Capital Loans..............................................  36

SECTION 5.     Additional Covenants of the Parties................................  36

        5.1.   Information Statement..............................................  36
        5.2.   Meetings of Stockholders...........................................  37
        5.3.   Filings and Consents...............................................  37
        5.4.   Public Announcements...............................................  37
        5.5.   Reasonable Efforts.................................................  37
        5.6.   Employee and Related Matters.......................................  37
        5.7.   FIRPTA Matters.....................................................  38
        5.8.   Reservation of Authorized Common Stock.............................  38
        5.9.   Nasdaq Listing.....................................................  38
        5.10.  Form S-8 Registration Statement....................................  38

SECTION 6.     Conditions Precedent to Obligations of Parent and Merger Sub.......  38

        6.1.   Accuracy of Representations........................................  38
        6.2.   Performance of Covenants...........................................  39
        6.3.   Stockholder Approval...............................................  39
        6.4.   Issuance of Shares.................................................  39
        6.5.   Agreements and Documents...........................................  39
        6.6.   No Restraints......................................................  40

SECTION 7.     Conditions Precedent to Obligations of the Company.................  40

        7.1.   Accuracy of Representations........................................  40
        7.2.   Performance of Covenants...........................................  41
        7.3.   Agreements and Documents...........................................  41
        7.4.   Listing............................................................  41
        7.5.   No Restraints......................................................  41

SECTION 8.     Termination........................................................  41

        8.1.   Termination Events.................................................  41
        8.2.   Termination Procedures.............................................  42
        8.3.   Effect of Termination..............................................  42

SECTION 9.     Indemnification, Etc. .............................................  43

        9.1.   Survival of Representations, Etc. .................................  43
        9.2.   Indemnification....................................................  43
        9.3.   Exclusive Remedy...................................................  44
        9.4.   No Contribution....................................................  44
        9.5.   Defense of Third Party Claims......................................  44
        9.6.   Exercise of Remedies by Indemnitees Other Than Parent..............  45

SECTION 10.    Miscellaneous Provisions...........................................  45

        10.1.  Stockholders' Agent................................................  45
        10.2.  Further Assurances.................................................  46
        10.3.  Expenses...........................................................  46
        10.4.  Attorneys' Fees....................................................  46
        10.5.  Notices............................................................  46
        10.6.  Headings...........................................................  47
        10.7.  Counterparts.......................................................  47
        10.8.  Governing Law; Venue...............................................  48
        10.9.  Successors and Assigns.............................................  48
        10.10. Remedies Cumulative; Specific Performance..........................  48
        10.11. Waiver.............................................................  48
        10.12. Amendments.........................................................  48
        10.13. Severability.......................................................  49
        10.14. Parties in Interest................................................  49
        10.15. Entire Agreement...................................................  49

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
        10.16. Construction.......................................................  49

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of July 13, 2000, by and among PACKETEER, INC., a Delaware corporation ("Parent"); WORKFIRE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); WORKFIRE.COM, a Nevada corporation ("Holdings"); and WORKFIRE TECHNOLOGIES INTERNATIONAL, INC., a Nevada corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

        A. Parent, Merger Sub, Holdings and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement, the Nevada General Corporation Law and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

        B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties desire to enter into an Agreement and Plan of Reorganization pursuant to Section 368 (a)(1)(c) of the Code, pursuant to which Parent shall acquire substantially all of the assets, property and business of Holdings solely in exchange for shares of Parent Common Stock.

        C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub, Holdings and the Company.

        D. Contemporaneously with the execution and delivery of this Agreement, Holdings and certain holders of voting capital stock of Holdings are executing and delivering to Parent voting agreements (each a "Voting Agreement") of even date herewith substantially in the form of EXHIBIT B and EXHIBIT C, respectively.

                                    AGREEMENT

        The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

        1.1. MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2. EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Nevada General Corporation Law and the Delaware General Corporation Law.

        1.3. LIQUIDATION AND DISTRIBUTIONS OF HOLDINGS. Upon liquidation of Holdings pursuant to this tax-free reorganization, Holding shall distribute its shares of Parent Common Stock to the stockholders of Holdings.

        1.4. CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, CA 94043 at 10:00 a.m. on the second business day following the satisfaction of the conditions set forth in Sections 6.5 and 7.3 (provided that all other conditions set forth in Sections 6 and 7 have been satisfied or waived) or on such other date as is mutually agreed upon by the Company and Parent. (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement or certificate of merger conforming to the requirements of the Nevada General Corporation Law shall be filed with the Secretary of State of the State of Nevada and a properly executed agreement or certificate of merger conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such filings are made (provided that such filings are subsequently accepted in due course) (the "Effective Time").

        1.5. ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

            (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;

            (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent; and

            (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals selected by Parent prior to the Closing.

        1.6. CONVERSION OF SHARES.

            (a) Subject to Section 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, Holdings, the Company or any stockholder of Holdings or the Company:

                (i) Each share of Company Common Stock outstanding immediately prior to the Effective Time shall entitle the holder thereof to the Applicable Participating Fraction (as defined below) of a share of Parent Common Stock. The "Applicable Participating Fraction" shall be the fraction (A) having a numerator equal to 2,000,000 and (B) having a denominator equal to the Fully Diluted Number of Company Capital Shares.

                (ii) Each share of the common stock (par value $0.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

                (iii) All calculations under this Section 1.6(a) shall be rounded to the nearest one millionth (1/1,000,000th).

                (iv) Subject only to Section 1.6(c), in no case shall the number of shares of Parent Common Stock issued under this Section 1.6 (a) to the stockholders of the Company, when added to the shares of Parent Common Stock issuable to the holders of options to purchase Company Common Stock under
Section 1.7, exceed 2,000,000 shares.

            (b) Notwithstanding anything to the contrary contained in this Agreement, a portion of the shares of Parent Common Stock issued in the Merger shall be delivered into escrow and held as specified in Section 1.9 hereof.

            (c) In the event Parent at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the Applicable Fraction shall be appropriately adjusted.

            (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

            (e) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's stock certificate(s) representing shares of capital stock of the Company, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Average Stock Price. In no case shall any holder of capital stock of the Company be entitled to receive cash in an amount equal to or greater than the value of one share of Parent Common Stock.

            (f) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be paid to the applicable taxing authority for, and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (g) The shares of Parent Common Stock issued upon surrender for exchange of shares of Company Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

        1.7. STOCK OPTIONS.

            At the Effective Time, each option to purchase shares of Company Common Stock that is then outstanding, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the stock option agreement by which such Company Option is evidenced. At the Effective Time, all rights with respect to Company Common Stock under outstanding Company Options shall be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Participating Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Participating Fraction, and rounding the resulting exercise price up to the nearest whole cent and (iv) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. It is the intention of the parties that the Company Options so assumed by Parent shall not qualify as incentive stock options as defined in Section 422 of the Code. The Company and Parent shall take all action that may be necessary to effectuate the provisions of this Section
1.7. As soon as is reasonably practicable following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth
(i) the number of shares of Parent Common Stock subject to such assumed Company Option and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. Parent shall file with the SEC, within two weeks after the Closing, a registration statement on Form S-8 registering the exercise of any Company Options assumed by Parent pursuant to this Section 1.7.

        1.8. CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the

Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in
Section 1.9. None of Parent, Merger Sub, Holdings or the Company shall be liable to any holder of shares of capital stock of the Company, or any holder of any option to acquire any such shares, for shares (or dividends or distributions with respect thereto) of Parent Common Stock to be issued in exchange for capital stock of the Company pursuant to this Agreement if, on or after the expiration of six months following the Effective Time, such shares are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.9. EXCHANGE OF CERTIFICATES; ESCROW SHARES.

            (a) At the Closing, Parent shall segregate from the Parent Stock issuable hereunder such number of shares of Parent Stock as is equal to 12% of the shares of Parent Stock to be issued to the Company stockholders at the Closing (excluding shares of Parent Stock issuable upon assumed Company Options) represented by one stock certificate issued in the name of the Escrow Agent and cause such stock to be deposited with U.S. Bank Trust National Association or such other financial institution selected by Parent to act as escrow agent (the "Escrow Agent"), under the escrow agreement in substantially the form attached hereto as EXHIBIT D (the "Escrow Agreement").

            (b) At the Closing, each Company stockholder that does not perfect its dissenters' rights and is otherwise entitled to receive shares of Parent Common Stock pursuant to Section 1.6 (a "Merger Stockholder") shall surrender to Parent all certificates representing shares of Company Common Stock for cancellation, together with an executed stock power duly endorsed in blank by such holder and such other documents as may be reasonably required by Parent. At or as soon as practicable after the Effective Time, Parent shall (i) deliver to each Merger Stockholder who has surrendered his or her certificates formerly representing shares of capital stock of the Company in compliance with the preceding sentence a certificate representing 88 percent of the number of whole shares of Parent Common Stock that such Merger Stockholder has the right to receive pursuant to the provisions of Section 1.6 and (ii) deliver to the escrow agent under the Escrow Agreement in the form of EXHIBIT D hereto (the "Escrow Agreement"), on behalf of all Merger Stockholders, a certificate representing 12 percent of the number of whole shares of Parent Common Stock that the Merger Stockholders in the aggregate have the right to receive pursuant to the provisions of Section 1.6 (the "Escrow Shares"). In determining the number of whole shares that represent 88 percent of the number of shares of Parent Common Stock to which each Merger Stockholder is entitled pursuant to Section 1.6, Parent shall round up to the nearest whole number of shares, and in determining the number of Escrow Shares to which such Merger Stockholder is entitled pursuant to Section 1.6, Parent shall round down to the nearest whole number. If any shares of Parent Common Stock are to be issued in the name of a person other than the person in whose name the Company Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers,
(ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Parent, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Parent that such taxes have been paid or are not required to be paid. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

            (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this
Section 1.9 (at which time such holder shall be entitled receive all such dividends and distributions and such cash payment).

        1.10. DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become owned by "dissenters" (hereinafter referred to as "dissenting shares") within the meaning of Section 92A.315 of the Nevada General Corporation Law shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.6 (or cash in lieu of fractional shares in accordance with Section 1.6(e)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in the Nevada General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.6 (and cash in lieu of fractional shares in accordance with Section 1.6(e)), subject to the escrow requirements of Section 1.9(a). The Company shall give Parent (i) prompt notice of any written demands for payment with respect to any shares of capital stock of the Company pursuant to Section 92A.440 of the Nevada General Corporation Law, withdrawals of such demands, and any other instruments served pursuant to the Nevada General Corporation Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter's rights under the Nevada General Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for dissenter's rights or offer to settle or settle any such demands.

        1.11. TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

        1.12. ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a purchase.

        1.13. FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action. Following the Effective Time, Holdings shall cease doing business, shall effect an amendment to its articles of incorporation to delete the word "Workfire" from its corporate name and shall promptly notify Parent of any liabilities which may arise. Parent may, at its option assume such additional liabilities; provided, however, that Escrow Shares with a value equal to the assumed liabilities based on the Parent Average Stock Price may be released to Parent. Holdings shall adopt a plan of liquidation and dissolution as promptly as practicable following the Effective Time and shall cause such plan of liquidation and dissolution to be completed as promptly as practicable.

        1.14. EXEMPTION FROM REGISTRATION.

            (a) The shares of Parent Common Stock to be issued in the Merger and to be distributed to the stockholders of Holdings pursuant to a plan of liquidation and dissolution will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 3(a)(10) thereof or, to the extent Section 1.14(b) is applicable, pursuant to Regulation D of the Securities Act and SEC rules and regulations promulgated thereunder. Subject to the provisions hereof, the shares of Parent Common Stock to be issued in the Merger will be qualified under the California Corporations Code, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law, and (if deemed necessary by Parent in its good faith judgment) such fairness hearing shall also address the assumption by Parent of all Company Options pursuant to this Agreement. Parent and Company shall each use all requisite commercially reasonable efforts (i) to file, as promptly as practicable following the execution and delivery of this Agreement an application for issuance of a permit pursuant to Section 25121 of the California Corporations Code to issue such securities (and, if deemed necessary by Parent in its good faith judgment, to assume such Company Options) (the "California Permit") and (ii) to obtain the California Permit as promptly as practicable.

            (b) In the event that the California Permit cannot be obtained on or before September 15, 2000, or without the imposition of burdensome conditions, then Parent and Company shall use commercially reasonable efforts to effect the issuance of the shares of Parent Common Stock to be issued in the Merger, in a private placement pursuant to Regulation D of the Securities Act and SEC rules and regulations promulgated thereunder, on terms and conditions that are reasonably satisfactory to Parent and Company. The parties hereto acknowledge and agree that in the event of such a private placement: (i) as a condition to effecting such issuance as a private placement pursuant to Regulation D of the Securities Act, Parent shall be entitled to obtain from each stockholder of Company and Holdings such representations, warranties, certifications and additional information as shall be reasonably satisfactory to Parent, Holdings and Company and that Parent will be relying upon the representations made by each stockholder of Company and Holdings in such statements in connection with the issuance of Parent Common Stock to such stockholder, (ii) until registered on Form S-3 as provided below, the shares of Parent Common Stock so issued pursuant to

Section 1.6 will not be registered under the Securities Act and will constitute "restricted securities" within the meaning of the Securities Act, and (iii) the certificates representing the shares of Parent Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

            (c) In the event of a private placement as described in Section 1.14(b) above, Parent shall use commercially reasonable efforts to prepare and file with the SEC, as soon as practicable (and in any event within 30 days) after the Effective Time, a registration statement on Form S-3 covering the resale of such shares of Parent Common Stock issued prior thereto in connection with the Merger and Parent shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep such registration statement effective until twelve (12) months after the Effective Time or such earlier date on which the shares covered thereby are sold or transferred by the original holders thereof. Parent's obligation in the preceding sentence to file the registration statement within 30 days is subject to the condition that the holders of Parent Common Stock provide Parent promptly, but in no event more than fifteen (15) days after the Closing, all information relating to them for inclusion in the registration statement. While the foregoing registration statement is effective, Parent shall use commercially reasonable efforts to ensure that the registration statement, as amended or supplemented, does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding anything herein to the contrary, the holders of shares covered by any such registration statement shall only resell securities pursuant to such registration statement subject to (i) Blackout Period Restrictions (as defined below) and (ii) in the case of holders who are officers, employees or consultants of Parent, the Surviving Company or any of their affiliates, any trading window restrictions applicable to similarly situated Parent officers, employees or consultants. "Blackout Period Restrictions" shall mean the restrictions on sale of registered shares of Parent Common Stock pursuant to the registration statement permitted to be imposed by Parent as follows: in the event that, at any time while the registration statement remains effective, Parent determines in its reasonable judgment and in good faith that the sale of securities pursuant to such registration statement would require disclosure of material information that Parent has a bona fide business purpose for preserving as confidential, upon giving written notice to the selling securityholders of such good faith determination, Parent shall be entitled to suspend sales of the registered securities pursuant to the registration statement for a period beginning on the date of receipt of such notice and expiring on the earlier of
(i) the date upon which such material information is disclosed to the public or ceases to be material or (ii) ninety (90) days after the receipt of such notice from Parent; provided, however, that Parent shall not be permitted to impose such restrictions provided herein on more than two (2) occasions.

            (d) If Parent obtains a California Permit, the certificates (other than those certificates issued to persons who were not as of the Effective Time, an affiliate of the Company or Holdlings, as such term is defined in Rule 144 under the Securities Act) representing the shares of Parent Common Stock issued pursuant to this Agreement shall bear the restrictive legends (and stop transfer orders shall be placed against the transfer thereof with Parent's transfer agent) as follows:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED."

        If such shares of Parent Common Stock are issued in reliance upon an exemption from the registration requirements of Section 5 of the Securities Act as set forth in Regulation D thereof, the certificates representing the shares of Parent Common Stock issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Parent's transfer agent) stating substantially as follows:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED EXCEPT IN COMPLIANCE WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

        1.15. THE COMPANY STOCKHOLDERS' RESTRICTIONS REGARDING SECURITIES LAW MATTERS.

        Each stockholder of the Company, by virtue of the Merger and the conversion into Parent Common Stock of the Company Common Stock or assumed Company Options held by such stockholder, shall be bound by the following provisions:

            (a) If Parent issues the shares of Parent Common Stock in the Merger in reliance on a California Permit for an exemption from registration, such stockholder will not offer or sell any shares of Parent Common Stock except in compliance with Rule 145 promulgated under the Securities Act or otherwise dispose of any such shares except in compliance with the Securities Act and the rules and regulations thereunder.

            (b) In the event that the shares of Parent Common Stock to be issued pursuant to this Agreement are issued pursuant to an exemption from registration pursuant to Regulation D of the Securities Act, then such stockholder agrees that such stockholder will not sell, transfer or otherwise dispose of any shares of Parent Common Stock unless (i) such sale, transfer or other disposition is within the limitations of and in compliance with Rule 144 promulgated by the SEC under the Securities Act and the Shareholder furnishes Parent with reasonable proof of compliance with such Rule, (ii) in the opinion of counsel, reasonably satisfactory to Parent and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of

Parent Common Stock or (iii) the offer and sale of Parent Common Stock is registered under the Securities Act.

        1.16. AGREEMENTS. Each stockholder and optionee of the Company, by virtue of the Merger and the conversion into Parent Common Stock of the Company Common Stock or Company Option held by such stockholder or optionee, as the case may be, shall be bound by the following provisions:

            (a) The shares of Parent Common Stock issued to each Merger Stockholder upon the cancellation and conversion of the Company Common Stock shall be subject to a hold period and may not be transferred, sold, or otherwise disposed of during such hold period without the written consent of Parent. The hold period shall expire as to 16 2/3% of the Parent Common Stock subject to the hold period on the three month anniversary of the Effective Date and a further 16 2/3% of the Parent Common Stock initially subject to the hold period upon the expiry of each three month period thereafter. The certificates representing the foregoing Parent Common Stock shall bear legends to the foregoing effect. Parent will not register a transfer of Parent Common Stock unless the foregoing conditions are satisfied and Parent may instruct its transfer agent not to register the transfer of any Parent Common Stock unless the foregoing conditions are satisfied. Each holder of Parent Common Stock also agrees and consents to the entry of stop transfer instructions with the Parent's transfer agent and registrar against the transfer of such shares of Parent Common Stock except in compliance with the foregoing restrictions.

            (b) Each share of Parent Common Stock issued in connection with the Merger shall bear the following legend restricting the transfer of such shares:

            (c) "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A HOLD PERIOD THAT EXPIRES AS SET OUT BELOW AND MAY NOT BE TRANSFERRED, TRADED OR OTHERWISE DISPOSED OF UNTIL THE EXPIRY OF SUCH HOLD PERIOD EXCEPT WITH THE CONSENT OF THE COMPANY. 16 2/3% OF THE INITIAL TOTAL OF NUMBER OF SHARES SHALL BE RELEASED FROM THE HOLD 3 MONTHS AFTER THE CLOSING AND 16 2/3 OF THE INITIAL TOTAL NUMBER OF SHARES SHALL BE RELEASED FROM THE HOLD ON THE EXPIRY OF EACH SUBSEQUENT THREE MONTH PERIOD.

            (d) Each holder of Company Capital Stock or assumed Company Options understands and agrees that the agreements set forth in this Section 1.16 are irrevocable and shall be binding upon such holder's heirs, legal representatives, successors, and assigns.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company and Holdings represent and warrant to Parent that, except as set forth in the Disclosure Schedule, the following representations are true and correct.

        2.1. DUE ORGANIZATION; SUBSIDIARIES; ETC.

            (a) Each of the Company and Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and (iii) to perform its obligations under all Company Contracts. Each of the Company and Holdings is qualified to business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified has not had and would not have a Material Adverse Effect on the Company.

            (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names "Workfire Networks, Inc." and "Workfire Technologies International, Inc."

            (c) Part 2.1(c) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, and (ii) the names and titles of the Company's officers.

            (d) Except as set forth in Part 2.1(d) of the Disclosure Schedule, the Company or Holdings has no subsidiaries, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

        2.2. CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws, including all amendments thereto, of the Company and each Subsidiary; and (b) the stock records of the Company and each Subsidiary; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company, the stockholders of each Subsidiary and the board of directors of each Subsidiary. There have been no meetings or other proceedings or actions of the stockholders of the Company or any Subsidiaries or the board of directors of the Company or any Subsidiary that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's or any Subsidiary's certificate of incorporation or bylaws or of any resolution adopted by the Company's Stockholders, the Company's board of directors, the Stockholders of any Subsidiary or the board of directors of any Subsidiary. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

        2.3. CAPITALIZATION, ETC.

            (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which 15,212,631 shares are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 shares of Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. Part 2.3(a)(1) of the Disclosure Schedule sets forth the names of the Company's Stockholders and the number of shares of Company Common Stock owned of record by each of such Stockholders. The Company has reserved an additional 2,000,000 shares of Company Common Stock for issuance under its 2000 Stock Option Plan (the "Stock Plan") to employees, advisory board members, officers or directors of, or consultants to, the Company, of which options to acquire 1,319,353 shares of Common Stock have been granted as of the date of this Agreement. Part 2.3(a)(2) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options, including the number of shares of Company Common Stock subject to each such Company Option, the exercise and vesting schedule, the exercise price per share and the term of each such Company Option. Part 2.3(a)(2) of the Disclosure Schedule also identifies whether (i) the optionee is a consultant or employee of the Company, (ii) the Company Option was granted pursuant to the Company's Stock Plan and (iii) the Company Option is intended to be an incentive stock option pursuant to Section 422 of the Code.
Part 2.3(a)(3) of the Disclosure Schedule sets forth for each Subsidiary (i) a description of the authorized capital stock of such Subsidiary and (ii) the number of shares of capital stock issued and outstanding. Part 2.3(a)(4) of the Disclosure Schedule sets forth the names of Holdings stockholders and the number of shares of Holdings capital stock, warrants to purchase shares of Holdings capital stock or options to purchase shares of Holdings capital stock owned or held of record by each of such stockholders.

            (b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no preemptive rights applicable to any shares of capital stock of the Company. As of the date hereof, Parent is acquiring good and valid title to all of the outstanding shares of Company Common Stock, free and clear of any Encumbrances.

            (c) Except as identified in Section 2.3(a), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Subsidiary; or (iii) agreement or understanding between or among any persons and/or entities, that affects or relates to the acquisition or disposition of, or voting or giving of written consents with respect to, any security of the Company or any Subsidiary.

            (d) Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by the Company or any Subsidiary were validly reacquired in compliance with (i) the applicable provisions of the Nevada General Corporation Law and all other applicable Legal Requirements, and (ii) any requirements set forth in applicable Contracts.

        2.4. FINANCIAL STATEMENTS.

            (a) The Company and Holdings have delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

                (i) the audited balance sheets of each of the Company and Holdings as of December 31, 1998 and 1999, and the related audited income statements, statements of stockholders' equity and statements of cash flows of each of the Company and Holdings for the years then ended, together with the notes thereto and the report and opinion of KPMG LLP relating thereto; and

                (ii) the unaudited balance sheet of each of the Company and Holdings as of June 30, 2000 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the six months then ended.

            (b) The Company Financial Statements are accurate and complete in all respects and present fairly the financial position of each of the Company and Holdings as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments) which will not, individually or in the aggregate, be material in magnitude.

        2.5. ABSENCE OF CHANGES. Between December 31, 1999 and the date of this
Agreement:

            (a) there has not been any adverse change in the business, financial condition, operations, prospects or results of operations of the Company and any Subsidiary and no event has occurred that will, or could reasonably be expected to have a Material Adverse Effect on the Company;

            (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Company's or its Subsidiaries' assets (whether or not covered by insurance);

            (c) the Company and its Subsidiaries have not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, nor has the Company or any of its Subsidiaries repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

            (d) there has been no amendment to the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (e) the Company and its Subsidiaries have not (i) lent money to any Person (other than pursuant to advances made to employees in the ordinary course of business) or (ii) incurred or guaranteed any indebtedness for borrowed money;

            (f) the Company and its Subsidiaries have not changed any of its methods of accounting or accounting practices in any material respect;

            (g) the Company and its Subsidiaries have not commenced or settled any Legal Proceeding;

            (h) the Company and its Subsidiaries have not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or otherwise relating to, any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (i) the Company and its Subsidiaries have not made any capital expenditure which, when added to all other capital expenditures made by the Company since December 31, 2000, exceeds $25,000 in the aggregate;

            (j) the Company and its Subsidiaries have not (i) entered into or permitted any of the assets owned or used by them to become bound by any Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract to which they are or were a party or under which they have or had any rights or obligations;

            (k) the Company and its Subsidiaries have not (i) acquired, leased or licensed any right or other asset from any other Person (other than immaterial rights or other immaterial assets acquired, leased or licensed by the Company and its Subsidiaries from other Persons in the ordinary course of business and consistent with the Company's and its Subsidiaries' past practices), (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person (other than immaterial rights or other immaterial assets disposed of or leased or licensed by the Company to other Persons in the ordinary course of business and consistent with the Company's and its Subsidiaries' past practices), or (iii) waived or relinquished any right (other than immaterial rights waived or relinquished by the Company and its Subsidiaries in the ordinary course of business and consistent with the Company's and its Subsidiaries' past practices);

            (l) the Company and its Subsidiaries have not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

            (m) the Company and its Subsidiaries have not made any pledge of any of their assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's and its Subsidiaries' past practices;

            (n) the Company and its Subsidiaries have not (i) established, adopted or amended any Employee Benefit Plan, or (ii) made any profit-sharing or similar payment to any of its directors, officers or employees;

            (o) the Company and its Subsidiaries have not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

            (p) the Company and its Subsidiaries have not agreed or committed to take any of the actions referred to in clauses "(c)" through "(o)" above.

        2.6. TITLE TO ASSETS.

            (a) Except as set forth in Part 2.6(a) of the Disclosure Schedule, the Company and each Subsidiary owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Part 2.9 of the Disclosure Schedule and all of the Company's and each Subsidiary's rights under the Contracts identified in Part 2.10(a) of the Disclosure Schedule; and
(iii) all other assets reflected in the Company's and each Subsidiary's books and records as being owned by the Company and each Subsidiary. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Company and each Subsidiary free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

            (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are being leased or licensed to the Company and each Subsidiary, except for
(i) any equipment being leased to the Company and each Subsidiary under a standard operating lease requiring annual payments by the Company or a Subsidiary of less than $5,000, and (ii) any software being licensed to the Company or a Subsidiary under any third party software license generally available to the public at a total cost of less than $5,000.

        2.7. INTELLECTUAL PROPERTY.

            (a) Part 2.7(a)(1) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset that has been registered, recorded or filed with any Governmental Body or with respect to which an application has been filed with any Governmental Body, (i) a brief description of such Company Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration, recordation, filing or application. Part 2.7(a)(2) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.7(a)(3) of the Disclosure Schedule identifies and provides a brief description of each Company Proprietary Asset that is owned by any other Person and that is licensed to or used by the Company (except for any Company Proprietary Asset that is licensed to the Company under any third party software license that (1) is generally available to the public at a one-time cost of less than $1,000, and (2) imposes no future monetary obligation on the Company) and identifies the license agreement or other agreement under which such Company Proprietary Asset is being licensed to or used by the Company. Except as set forth in Part 2.7(a)(4) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Proprietary Assets identified in Parts 2.7(a)(1) and 2.7(a)(2) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.7(a)(3) of the Disclosure Schedule. Except as set forth in Part 2.7(a)(5) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.7(a)(6) of the Disclosure Schedule, the Company is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Company Proprietary Assets on an exclusive basis (other than Company Proprietary Assets consisting of software licensed to the Company under third party licenses generally available to the public, with respect to which the Company's rights are not exclusive).

            (b) The Company has made best efforts to take such measures and precautions as are necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in
Part 2.7(b) of the Disclosure Schedule, the Company has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than the Company) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any Company Proprietary Asset.

            (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.7(c) of the Disclosure Schedule, the Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.7(c) of the Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

            (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been conducted and in the manner in which such business is proposed to be conducted. Except as set forth in Part 2.7(d) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

            (e) Except as set forth in Part 2.7(e) of the Disclosure Schedule, all current and former employees of the Company, and all current and former consultants and independent contractors to the Company, have executed and delivered to the Company written agreements (containing no exceptions to or exclusions from the scope of their coverage) that are substantially identical to the form of Employee Invention Assignment and Confidentiality Agreement attached to Part 2.7(e) of the Disclosure Schedule.

            (f) None of the Company's employees or consultants or employees or consultants of its Subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with Company's business as presently conducted and as presently proposed to be conducted. Neither the execution of this Agreement, the related agreements nor the transactions contemplated by this Agreement nor the carrying on of the Company's business by the employees and consultants of Company and its Subsidiaries, nor the conduct of the Company's business as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants is now obligated. The Company and its Subsidiaries are not using and do not believe it will necessary to utilize any inventions of any of their employees or consultants (or people they currently intends to hire or engage as consultants) made prior to their employment or consulting with the Company or its Subsidiaries, except for inventions that have been assigned or licensed to the Company or its Subsidiaries.

            (g) Except as set forth in Part 2.7(f) of the Disclosure Schedule, the Company has not entered into and is not bound by any Contract under which any Person has the right to distribute or license, on a commercial basis, any Company Proprietary Asset including source code, object code, or any versions, modifications or derivative works of source code or object code in any Company Proprietary Asset.

            (h) Each computer program and other item of software owned or used by the Company is Year 2000 Compliant or will be Year 2000 Compliant in sufficient time to avoid any disruption to any of the businesses of acquired by Parent pursuant to this Agreement. Each computer program and other item of software that has been designed, developed, sold, installed, licensed or otherwise made available by the Company to any Person is Year 2000 Compliant.

        2.8. BANK ACCOUNTS. Part 2.8(a) of the Disclosure Schedule provides accurate and complete information (including account numbers, type of account and names of all individuals authorized to draw on or make withdrawals from each account) with respect to each account maintained by or for the benefit of the Company and each Subsidiary at any bank or other financial institution.

        2.9. REAL PROPERTY; EQUIPMENT.

            (a) The Company and each Subsidiary do not own any real property or interests in real property other than leasehold interests in real property. Part
2.9 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company and the Company has a valid leasehold interest in such real property.

            (b) Part 2.9 of the Disclosure Schedule provides accurate and complete information with respect to all material items of equipment, fixtures, leasehold improvements and other tangible assets owned by or leased to the Company and each Subsidiary. The assets identified in Part 2.9 of the Disclosure Schedule are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

        2.10. CONTRACTS.

            (a) Part 2.10(a) of the Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following (and each other Contract that is material to the business of the Company) shall be deemed to constitute a "Material Contract":

                (i) any Contract relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor;

                (ii) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                (iii) any Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

                (iv) any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                (v) any Contract relating to the acquisition, issuance or transfer of any securities;

                (vi) any Contract creating or relating to the creation of any Encumbrance with respect to any asset owned or used by the Company;

                (vii) any Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity, any right of contribution or any surety arrangement;

                (VIII) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                (ix) any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

                (x) any Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Body);

                (xi) any Contract entered into outside the ordinary course of business or inconsistent with the Company's past practices;

                (xii) any Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

            (b) any Contract (not otherwise identified in clauses "(i)" through "(xii)" of this section) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate).

            (c) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            (d) Except as set forth in Part 2.10(d) of the Disclosure Schedule:

                (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

                (ii) to the best of the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or Breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or materially modify any Company Contract;

                (iii) the Company has not received any notice or other communication regarding (i) any actual or possible violation or breach of, or default under, any Company Contract, or (ii) any actual or possible termination of any Company Contract; and

                (iv) the Company has not waived any of its material rights under any Contract.

            (e) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Company Contract or any other term or provision of any Company Contract.

            (f) The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted.

        2.11. LIABILITIES.

            (a) The Company and each Subsidiary have no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for:
(a) liabilities identified in the Unaudited Interim Balance Sheet and the notes thereto; (b) accounts payable and accrued salaries incurred by the Company since December 31, 1999 in the ordinary course of business consistent with the past practices of the Company; (c) liabilities identified in Part 2.11(a) of the Disclosure Schedule.

            (b) Part 2.11(b) of the Disclosure Schedule provides an accurate and complete breakdown of (i) all accounts payable of Holdings, the Company and each Subsidiary as of June 30, 2000, and (ii) all notes payable of Holdings, the Company and each Subsidiary and all indebtedness of Holdings, the Company and each Subsidiary for borrowed money as of the date of this Agreement, including the name of the debtholder, the date the debt was incurred, aggregate principal amount owed to each person, the interest accrued to date, the interest rate and the compounding period.

        2.12. COMPLIANCE WITH LEGAL REQUIREMENTS. The Company and each Subsidiary are, and have been at all times, in full compliance with all applicable Legal Requirements, including all applicable Environmental Laws. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company or any Subsidiary of, or a failure on the part of the Company or any Subsidiary to comply with, any Legal Requirement. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company and each Subsidiary have never received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

        2.13. GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each Governmental Authorization held by the Company or any Subsidiary and the Company has delivered to Parent or Parent's counsel accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct its business in the manner in which its business is currently being conducted. The Company and each Subsidiary are, and at all times have been, in compliance with the material terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Company and each Subsidiary have never received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        2.14. TAX MATTERS.

            (a) All Tax Returns required to be filed by Holdings, the Company or any of its Subsidiaries with any Governmental Body on or before the date hereof
(i) have been filed in a timely manner, and (ii) have been accurately and completely prepared in compliance with all applicable legal requirements. All Taxes with respect to the periods covered by such Tax Returns (whether or not shown on the Tax Returns) due on or before the date hereof have been paid. The Company has delivered to Parent accurate and complete copies of all Tax Returns filed or required to be filed by Holdings, the Company and the Subsidiaries since the date of the Company's and any Subsidiary's incorporation. Holdings, the Company and its Subsidiaries have not requested any extension of time within which to file any Tax Return.

            (b) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Holdings, the Company (whether pursuant to or shown on any Tax Return or otherwise) or a Subsidiary has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Holdings, the Company or a Subsidiary has been duly withheld and collected on a timely basis; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body on a timely basis. There are no security interests on any of the assets of any of Holdings, the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

            (c) The Company's Financial Statements fully accrue all actual and contingent liabilities for Taxes of Holdings, the Company and its Subsidiaries with respect to all periods through the dates thereof. There are and will be no material liabilities for Taxes of Holdings, the Company and the Subsidiaries that has or will accrue after June 30, 2000 through the date of the Merger other than Taxes arising in the ordinary course of business. Any distribution of the stock of Parent received in the Merger by Holdings to its shareholders will not result in any taxable gain to Holdings.

            (d) Except as set forth in section 2.14(d) of the Disclosure Schedule, no Tax Return of Holdings, the Company or any Subsidiary has ever been examined or audited by any Governmental Body, and no such examination or audit has been proposed or scheduled by any Governmental Body. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to such Tax Returns. Except as set forth in section 2.14(d) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any such Tax Returns has been granted , and no such extension or waiver has been requested from Holdings, the Company or any Subsidiary.

            (e) Except as set forth in section 2.14(e) of the Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to Holdings, the Company or any Subsidiary in respect of any Tax, and no claim has ever been made by a Governmental Body that Holdings, the Company or a Subsidiary are or may be subject to taxation in any jurisdiction in which each has not filed a Tax Return. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. There are no liens for Taxes upon any of the assets of the Company or a Subsidiary, except liens for current Taxes not yet due and payable. Neither the Company nor any Subsidiary has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither the Company nor any Subsidiary has been, and neither will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the date hereof.

            (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or a Subsidiary that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. Neither the Company nor any Subsidiary is, and neither has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Neither the Company nor any Subsidiary is and neither has ever been a party to any cost sharing agreements or advance pricing agreement.

            Except as set forth in section 2.14(g) of the Disclosure Schedule
(i) no Governmental Body has asserted any claim or otherwise made any allegation that Holdings, the Company or a Subsidiary has failed or may have failed to pay any sales tax, use tax or similar Tax, and (ii) neither Holdings, the Company nor any Subsidiary has engaged in any discussions or negotiations with any Governmental Body, and has not sent any written communication to or received any written communication from any Governmental Body, in connection with any possible failure on the part of Holdings, the Company or a Subsidiary to pay any sales tax, use tax or similar Tax.

            None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Except as set forth in section 2.14(h) of the Disclosure Schedule, none of Holdings, the Company or any Subsidiary has disclosed on its federal income Tax Returns any position, or been required by law to disclose any position, taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of Holdings, the Company or its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the common parent of which was Holdings ) or (B) has any Liability for the Taxes of any Person (other than any of Holdings, the Company or the Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        2.15. REDEMPTIONS AND DISTRIBUTIONS. Prior to the merger, no Stockholder of the Company had a portion of such Stockholder's shares redeemed by the Company or a Subsidiary, or received an extraordinary distribution with respect to such shares. No corporation related to the Company or a Subsidiary within the meaning of Treasury Regulation Section 1.368-1(e)(3)(i)(B) has acquired any shares from a Stockholder of the Company.

        2.16. EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

            (a) Part 2.16(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, Employee Welfare Benefit Plan or Employee Pension Benefit Plan sponsored or maintained by the Company or any Subsidiary as of the date of this Agreement (the "Plans") for the benefit of any current employee of the Company or any Subsidiary ("Employee").

            (b) With respect to each Plan, the Company has delivered to Parent an accurate and complete copy of such Plan (including all amendments thereto), and the most recent summary plan description.

            (c) With respect to all Employee Pension Benefit Plans, the Company has delivered to Parent an accurate and complete copy of the annual report with respect to such Plans for each of 1999, 1998 and 1997 (as applicable), and the most recent Internal Revenue Service Determination Letter.

            (d) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including the Code and ERISA.

            (e) Each of the Employee Welfare Benefit Plans have been operated and administered in all material respects in compliance with COBRA and HIPAA.
Part 2.16(e) lists all existing COBRA covered participants under the Company's Employee Welfare Benefit Plans.

            (f) Part 2.16(f) of the Disclosure Schedule contains a list of all employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, their dates of employment, social security numbers and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees.

        2.17. ENVIRONMENTAL MATTERS. The Company and each Subsidiary are and have at all times been in compliance with all applicable Environmental Laws. To the best of the Knowledge of Company, each property that is owned by, leased to, controlled by or used by the Company and each Subsidiary, and all surface water, groundwater, soil and air associated with or adjacent to such property (a) is free of any Materials of Environmental Concern and any harmful chemical or physical conditions, and (b) is free of any environmental contamination of any nature. The Company and each Subsidiary possess all permits and other Governmental Authorizations required under applicable Environmental Laws, and the Company and each Subsidiary are and have at all times been in compliance with the terms and requirements of all such Governmental Authorizations. The Company and each Subsidiary have not received any notice or other communication (whether from a Governmental Body, citizens' group, employee or otherwise) that alleges that the Company or any Subsidiary is not in compliance with any Environmental Law, and, to the best of the Knowledge of the Company or any Subsidiary, there are no circumstances that could reasonably be expected to prevent or interfere with the Company's or any Subsidiary's compliance with any Environmental Law in the future. To the best of the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company or any Subsidiary has received any notice or other communication (whether from a Governmental Body, citizens' group, employee or otherwise) that alleges that such current or prior owner, the Company or any Subsidiary is not or was not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company or any Subsidiary pursuant to Environmental Laws are identified in Part 2.13 of the Disclosure Schedule.

        2.18. INSURANCE. Part 2.18 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of, or for the benefit of the Company or any Subsidiary, identifies any claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. The Company has delivered to Parent or counsel for Parent accurate and complete copies of the insurance policies identified on Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part
2.18 of the Disclosure Schedule is in full force and effect. The Company has not received any notice regarding any actual or possible (a) cancellation or invalidation of any insurance policy identified in Part 2.18 of the Disclosure Schedule, (b) refusal of any coverage or rejection of any claim under any such insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise to or serve as a basis for any claim under any insurance policy identified in Part 2.18 of the Disclosure Schedule.

        2.19. RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or any Subsidiary; (b) no Related Party is, or has at any time been, indebted to the Company or any Subsidiary; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company or any Subsidiary; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company or any Subsidiary; and (e) no Related Party has any claim or right against the Company or any Subsidiary (other than rights to receive compensation for services performed as an employee of the Company or any Subsidiary). (For purposes of this Section 2.19, each of the following shall be deemed to be a "Related Party": (i) each of the Stockholders or stockholders of Holdings; (ii) each individual who is, or who has at any time been, an officer or director of the Company or any Subsidiary; (iii) each individual who is, or who at any time been, a member of the immediate family of any of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company or any Subsidiary) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

        2.20. LEGAL PROCEEDINGS; ORDERS. There is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) to which Holdings, the Company or any Subsidiary is or is threatened to be made a party; or (ii) that challenges the Merger. To the best of the Knowledge of the Company, except as set forth in Part 2.20 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no order, writ, injunction, judgment or decree to which the Company or any Subsidiary is subject. To the best of the Knowledge of the Company, no officer or other employee of the Company or any Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's or any Subsidiary's business.

        2.21. AUTHORITY; BINDING NATURE OF AGREEMENT. Each of Holdings and the Company has the right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which Holdings or the Company is or will be a party; and the execution, delivery and performance by Holdings and the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Holdings and the Company and their boards of directors. The execution, delivery and performance of this Agreement have been duly authorized by the Company's and Holdings' Boards of Directors. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which Holdings and the Company is a party constitutes the legal, valid and binding obligation of Holdings or the Company, enforceable against Holdings or the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.22. NON-CONTRAVENTION; CONSENTS. Neither the execution, delivery or performance of this Agreement or any other agreements, documents or instruments referred to or contemplated by this Agreement or any of the transactions contemplated by this Agreement or any other agreements, documents or instruments referred to or contemplated herein, nor the consummation of the Merger, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of Holdings' or the Company's certificates of incorporation or bylaws, or (ii) any resolution adopted by the Company's Stockholders, Holdings' stockholders or the Company's or Holdings' board of directors;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

            (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract; or

            (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

            (f) The Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any other agreement, document or instrument referred to in or contemplated by this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or contemplated by any other agreement, document or instrument referred to in or contemplated by this Agreement.

        2.23. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Required Vote") and the affirmative vote of the holders of a majority of the outstanding shares of Holdings' capital stock are the only votes of the holders of any class or series of the Company's or Holdings' capital stock necessary to adopt and approve this Agreement and the Merger.

        2.24. NO BROKERS. No broker, finder or investment banker is entitled to any brokerage or finder's fee from Holdings, the Company or its Stockholders in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Holdings, the Company or its Stockholders.

        2.25. CHANGE OF CONTROL PAYMENTS. Part 2.25 of the Disclosure Schedule sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of the Company as a result of or in connection with the Merger.

        2.26. INFORMATION STATEMENT. The information to be supplied by the Company and Holdings for inclusion in the Information Statement (as defined in Section 5.1) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company for inclusion in the proxy statement to be sent to the stockholders of the Company and Holdings in connection with the meeting of the Company's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Company Stockholders' Meeting") and to the stockholders of Holdings in connection with the meeting of Holdings stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Holdings Stockholders' Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders and Holdings' stockholders, at the time of the Company Stockholders' Meeting and the Holdings Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting and the Holdings Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Information Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

        2.27. BOARD APPROVAL. The Board of Directors of each of the Company and Holdings has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of such company and its stockholders, (ii) to propose this Agreement for approval and adoption by such company's stockholders and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of such company approve and adopt this Agreement and approve the Merger.

        2.28. TAX MATTERS. Neither the Company nor, to the Company's Knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of Code.

        2.29. FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not (i) contain any Company representation, warranty or information in the Company Disclosure Schedule that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the Company representations, warranties and information in the Company Disclosure Schedule contained herein (in light of the circumstances under which such Company representations, warranties and information in the Company Disclosure Schedule were made or provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent and Merger Sub jointly and severally represent and warrant to Holdings and the Company as follows:

        3.1. CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

        3.2. AUTHORITY; BINDING NATURE OF AGREEMENT. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the agreement or certificate of merger pursuant to Delaware law and Nevada law. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

        3.3. NO CONFLICT; CONSENTS.

            (a) The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby are not prohibited by, and will not: (i) violate or conflict with, any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub; (ii) contravene, conflict with or result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which Parent or Merger Sub is a party or by which any of its assets may be bound; (iii) contravene, conflict with or result in violation in any material respects any statute, rule, regulation, order, writ, injunction or decree or any other Government Authorization applicable to Parent or Merger Sub or any of its material assets, where the consequences of any and all such breaches, defaults and violations would, in the aggregate, have a material and adverse effect on the business, operations or financial condition of Parent and Merger Sub taken as a whole, (iv) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Legal Requirement or any order, writ, injunction, judgement or decree, or (v) result in the creation of any material (individually or in the aggregate) liens, charges or Encumbrances on any of the assets of Parent and Merger Sub.

            (b) No Consent of any Governmental Body is necessary on the part of Parent or Merger Sub for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except where the failure to obtain any such Consent has not had (and would not reasonably be expected to have) a Material Adverse Effect on Parent and except for (i) if applicable, the filing of a Form S-3 Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act, (ii) the California Permit, filings, procedures and approvals contemplated by Section 1.14(a) and the filing of the agreement or certificate of merger with each of the Secretary of State of the States of Delaware and Nevada, if applicable, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not have (and would not reasonably be expected to have), a Material Adverse Effect on Parent or Parent's ability to consummate the Merger.

        3.4. SEC FILINGS; FINANCIAL STATEMENTS.

            (a) Parent has filed with the Securities and Exchange Commission (the "SEC") and has heretofore made available to the Company true and complete copies of each report, registration statements and definitive proxy statement required to be filed by Parent from June 30, 1999 until the date of this Agreement under the Exchange Act (collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

        3.5. ABSENCE OF A MATERIAL CHANGE. Between December 31, 1999 and the date of this Agreement:

            (a) there has not been any adverse change in the business, financial condition, operations, prospects or results of operations of Parent and no event has occurred that will, or could reasonably be expected to have a Material Adverse Effect on Parent;

            (b) Parent has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, nor has Parent repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

            (c) there has been no amendment to the certificate of incorporation or bylaws of Parent, and Parent has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; and

            (d) Parent has not changed any of its methods of accounting or accounting practices in any material respect.

        3.6. VALID ISSUANCE. Subject to Section 1.6(d), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

        3.7. CAPITALIZATION, ETC.

            As of June 30, 2000, the authorized capital stock of Parent consists of (i) 85,000,000 shares of Common Stock, $.001 par value per share, of which 27,208,000 shares are issued and outstanding and (ii) 5,000,000 shares of Preferred Stock, $.001 par value per share, none of which are issued or outstanding. As of June 30, 2000, Parent has reserved an additional (i) 4,137,696 shares of Parent Common Stock authorized for issuance under Parent's stock option and stock purchase plans, under which options to purchase 3,640,074 shares are issued and are outstanding; and (ii) 45,000 shares of Common Stock issuable upon exercise of outstanding warrants.

            As of June 30, 2000, all of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of June 30, 2000, there are no preemptive rights applicable to any shares of capital stock of Parent.

            Except as set forth in Section 3.2(a) or 3.2(b) or in the Parent SEC Documents, as of June 30, 2000, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent.

        3.8. MERGER SUB. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged and will not engage in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

        3.9. INFORMATION STATEMENT. The information to be supplied by Parent for inclusion in the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company's and Holdings' stockholders, at the time of the Company Stockholders' Meeting, the Holdings Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting and the Holdings Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Information Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or Holdings which is contained in any of the foregoing documents.

        3.10. LEGAL PROCEEDINGS; ORDERS. There is no pending material Legal Proceeding, and, to the Knowledge of Parent, no Person has threatened to commence any material Legal Proceeding: (i) to which Parent is or is threatened to be made a party; or (ii) that challenges the Merger. To the best of the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such material Legal Proceeding.

        3.11. BOARD APPROVAL. The Board of Directors of Parent has, as of the date of this Agreement, determined that the Merger is fair to, and in the best interests of Parent and its stockholders.

        3.12. TAX MATTERS. Neither Parent nor, to Parent's Knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of Code.

        3.13. FAIRNESS OPINION. Parent has received a written opinion from BancBoston Robertson Stephens Inc., to the effect that, the purchase price is fair to Parent from a financial point of view.

        3.14. FULL DISCLOSURE. This Agreement does not (i) contain any Parent representation or warranty that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the Parent representations and warranties contained herein (in light of the circumstances under which such Parent representations and warranties were made or provided) not false or misleading.

SECTION 4. CERTAIN COVENANTS

        4.1. ACCESS AND INVESTIGATION.

            (a) During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement pursuant to
Section 8 hereof (the "Pre-Closing Period"), the Company and Holdings shall: (a) provide Parent and Parent's Representatives with reasonable access to the Company's personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Holdings, the Company and its Subsidiaries; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to Holdings, the Company and its Subsidiaries, and with such additional financial, operating and other data and information regarding Holdings, the Company and its Subsidiaries, as Parent may reasonably request.

            (b) During the Pre-Closing Period, Parent shall: (a) provide the Company and the Company's Representatives with reasonable access to the Parent's personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Parent; and (b) provide the Company and the Company's Representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

            (c) All information provided during the Pre-Closing Period by Parent or the Company to the other or the other's Representatives in connection with any investigation hereunder or pursuant to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby shall be subject to the provisions of the Non-Disclosure Agreement dated as of February 4, 2000 between Parent and Holdings (the "Mutual Non-Disclosure Agreement"), which shall remain in full force and effect. No information obtained in any investigation shall effect or be deemed to modify any representation or warranty contained in this Agreement.

        4.2. OPERATION OF THE BUSINESS OF THE COMPANY. Without the prior written consent of Parent during the Pre-Closing Period, and except as otherwise contemplated or permitted by this Agreement:

            (a) each of Holdings, the Company and each Subsidiary shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, shall pay its debts and Taxes when due (subject to good faith disputes, if any, over such debts and Taxes), and shall pay or perform its other obligations when due;

            (b) each of Holdings, the Company and each Subsidiary shall use reasonable efforts to (i) preserve intact its current business organization,
(ii) keep available the services of its current officers and employees and (iii) maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company and each Subsidiary;

            (c) each of Holdings, the Company and each Subsidiary shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock;

            (d) each of Holdings, the Company and each Subsidiary shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities other than pursuant to Contracts in effect as of the date of this Agreement; except for Company Common Stock issued upon the exercise of options to purchase Company Common Stock outstanding on the date of this Agreement, Holdings, the Company and each Subsidiary shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (e) Neither Holdings, the Company nor any Subsidiary shall amend its certificate of incorporation or bylaws, or effect or permit itself to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (f) neither Holdings, the Company nor any Subsidiary shall form any subsidiary or acquire any equity interest or other interest in any other Entity;

            (g) neither Holdings, the Company nor any Subsidiary shall (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, severance, cash incentive payment or similar payment to, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or accelerate the vesting of any Company Option or any Company Common Stock subject to vesting or (iii) hire any new employee, other than (y) new employees who accept offers that are currently outstanding that have been previously disclosed to Parent, in either case on at-will terms, and provided that prior to making any such offers the Company gives Parent three business days notice and (z) new employees hired to replace employees who leave the employ of the Company consistent with the Company's past practices.; or, (iv) except with prior written consent of Parent which will not be unreasonably withheld, terminate any current employee;

            (h) neither Holdings, the Company nor any Subsidiary shall change any of its methods of accounting or accounting practices;

            (i) neither Holdings, the Company nor any Subsidiary shall make any Tax election;

            (j) neither Holdings, the Company nor any Subsidiary shall, except with prior written consent of Parent which will not be unreasonably withheld, commence or settle any Legal Proceeding;

            (k) except in the ordinary course of business (which specifically does not include any licenses for source code or exclusive licenses) neither Holdings, the Company nor any Subsidiary shall enter into any license agreement with respect to or otherwise transfer any rights to any Company Proprietary Asset, or except in the ordinary course of business enter into any license with respect to any Proprietary Asset of any other person or entity;

            (l) except in the ordinary course of business (which specifically shall not include exclusive licenses), neither Holdings, the Company nor any Subsidiary shall enter into or amend any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of the Company;

            (m) the Company shall not amend or otherwise modify or violate the terms of any of the Contracts set forth or described in the Disclosure Schedule;

            (n) except with prior written consent of Parent which will not be unreasonably withheld, neither Holdings, the Company nor any Subsidiary shall incur any indebtedness for borrowed money (other than indebtedness to trade creditors in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

            (o) neither Holdings, the Company nor any Subsidiary shall grant any loans to others (other than advances of employee travel expenses in the ordinary course of business consistent with past practices) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

            (p) neither Holdings, the Company nor any Subsidiary shall revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

            (q) neither Holdings, the Company nor any Subsidiary shall pay, discharge or satisfy, in an amount in excess of $75,000 (in any one case or in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise); provided, that for any amounts in excess of $25,000, the Company will provide Parent three days prior written notice of any such payments; and

            (r) neither Holdings, the Company nor any Subsidiary shall agree or commit to take any of the actions described in clauses "(c)" through "(q)" above.

        4.3. OPERATION OF THE BUSINESS OF PARENT AND MERGER SUB.

            Merger Sub shall not engage in any business activities or operations, other than those specific actions set forth in this Agreement solely for the purpose of effecting the Merger.

        4.4. NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

            (a) During the Pre-Closing Period, Holdings and the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by Holdings and the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by Holdings and the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Holdings and the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely. Notification in accordance with this Section 4.4(a) shall not affect Holdings' and the Company's liability for breach of any such representation, warranty or covenant under this Agreement.

            (b) During the Pre-Closing Period, Parent shall promptly notify Holdings and the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by Parent or Merger Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by Parent or Merger Sub (other than Section 3.7) in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Parent or Merger Sub; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely. Notification in accordance with this Section 4.4(b) shall not affect Parent's liability for breach of any such representation, warranty or covenant under this Agreement.

        4.5. NO NEGOTIATION. During the Pre-Closing Period, neither Holdings, the Company nor any Subsidiary shall, and shall permit its Representatives to:
(a) solicit any proposal or offer from any Person (other than Parent) for or relating to a possible Acquisition Transaction; or (b) participate in any negotiations or enter into any agreement with, or provide any information to or cooperate with, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction or any other transaction which would significantly alter the equity ownership of the Company. In addition to the foregoing, if Holdings, the Company or any Subsidiary receives prior to the Effective Time or the termination of this Agreement any offer, proposal, or request relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

        4.6. WORKING CAPITAL LOANS. During the Pre-Closing Period, Parent agrees to provide loans to the Company on a monthly basis in an aggregate principal amount of not more than $300,000 and such loans shall be made pursuant to the Bridge Loan Agreement in substantially the form attached as EXHIBIT E.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

        5.1. INFORMATION STATEMENT. As soon as practicable after the execution of this Agreement, Company and Holdings shall prepare, with the cooperation of Parent and furnish to their stockholders an information statement (the "Information Statement") for the stockholders of Company and Holdings to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Common Stock in the Merger and a proxy statement for solicitation of stockholder consent to or approval of this Agreement, the Merger and the other transactions contemplated hereby. Each of Parent, Holdings and Company shall use its reasonable best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent, Holdings and Company agrees to provide promptly to the other such information concerning it and its respective affiliates, directors, officers and securityholders as, in the reasonable judgment of the other party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Company and Holdings will promptly advise Parent, and Parent will promptly advise Company and Holdings, in writing if at any time prior to the Effective Time either Company, Holdings or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendations of the Boards of Directors of Company and Holdings that the Company Stockholders and Holdings' stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement, and the conclusion of the Boards of Directors that the terms and conditions of the Merger are fair and reasonable and in the best interests of Company, Holdings and their stockholders. Anything to the contrary contained herein notwithstanding, Holdings and the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been expressly approved by Parent prior to such inclusion.

        5.2. MEETINGS OF STOCKHOLDERS. Promptly after the date hereof, the Company and Holdings will take all action necessary in accordance with Nevada General Corporation Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting and the Holdings Stockholders' Meeting to be held as promptly as practicable (to the extent permissible under applicable law) for the purpose of voting upon this Agreement. The Company and Holdings will use their best efforts to solicit from their stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger.

        5.3. FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings, if any, and give all notices, if any, required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement and (b) shall use all commercially reasonable efforts to obtain all Consents, if any, required to be obtained (pursuant to any applicable Legal

Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement.

        5.4. PUBLIC ANNOUNCEMENTS. Unless otherwise required by law, neither Holdings, the Company nor any Subsidiary shall (and neither Holdings, the Company nor any Subsidiary shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent.

        5.5. REASONABLE EFFORTS. During the Pre-Closing Period, the Company, Holdings, Parent and Merger Sub shall use reasonable efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement on a timely basis.

        5.6. EMPLOYEE AND RELATED MATTERS.

            (a) Parent and the Company shall use reasonable efforts to recruit each key employee of the Company and each Subsidiary to accept at-will employment with Parent. Those employees of the Company and each Subsidiary that continue to be employees of Parent or any of its affiliates, including the Company, following the Closing shall upon the closing be eligible to participate in Parent's health, vacation, employee stock purchase, 401(k) and other plans, to the same extent as comparably situated employees of Parent and shall receive credit under Parent's benefit plans for time served as an employee of the Company.

            (b) Once every two weeks and at such other times as requested by the Company's request, the Company shall notify Parent of any exercises or cancellations of Company Options after the date of this Agreement until the Closing.

        5.7. FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by Brobeck, Phleger & Harrison LLP) conforming to the requirements of Section 1.897-2(h)(1)(I) of the United States Treasury Regulation, and (b) the Company shall deliver to Parent for delivery to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

        5.8. RESERVATION OF AUTHORIZED COMMON STOCK. Parent shall also reserve a sufficient number of shares of Common Stock for issuance upon exercise of assumed Company Options.

        5.9. NASDAQ LISTING. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

        5.10. FORM S-8 REGISTRATION STATEMENT. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable after the Effective Time.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

            The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

        6.1. ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Holdings and the Company in this Agreement shall have been accurate as of the date of this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties, any inaccuracy that has not had a Material Adverse Effect on the Company shall be disregarded). In addition, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have remained true and correct as of such particular date), the representations and warranties of Holdings and the Company contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as if made on and as of the Closing, except in such cases (other than the representations in Section 2.7 regarding ownership, good title and non-infringement and Section 2.21) where the failure to be so true and correct would not have a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of each of Holdings and the Company by the Chief Executive Officer and the Chief Financial Officer of each of Holdings and the Company.

        6.2. PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects and Parent shall have received a certificate to such effect signed on behalf of each of the Company and Holdings by the President and Chief Executive Officer and the Chief Financial Officer of each of Holdings and the Company.

        6.3. STOCKHOLDER APPROVAL. The Merger and this Agreement shall have been duly approved by the stockholders of the Company by at least a majority of the outstanding shares of Company Common Stock and by the stockholders of Holdings by at least a majority of the outstanding shares of Holdings Common Stock.

        6.4. ISSUANCE OF SHARES. The fairness hearing with respect to the Merger shall have been held, and the terms of the Merger shall have been determined to be fair, by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California. In the alternative, each securityholder of Company shall have duly executed and delivered to Company the representations, warranties, certifications and other information contemplated by Section 1.15(b), and the parties shall be reasonably satisfied that the shares of Parent Common Stock to be issued in connection with the Merger pursuant to Sections 1.6 and 1.7 are issuable without registration pursuant to Regulation D of the Securities Act and SEC rules and regulations promulgated thereunder as set forth in Section 1.14(c).

        6.5. AGREEMENTS AND DOCUMENTS. Parent and Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

            (a) a FIRPTA Statement, executed by the Company;

            (b) an Escrow Agreement in the form of EXHIBIT D hereto, executed by the Stockholders' Agent on behalf of the Stockholders and the Escrow Agent;

            (c) an agreement or certificate of merger executed by the Company to be filed with the Secretary of State of the States of Delaware and California in accordance with Section 1.3;

            (d) written resignations of all officers and directors of the Company, effective as of the Closing Date;

            (e) a legal opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. dated as of the Closing Date to the effect that any distribution of the stock of Parent received by Holdings in the Merger will not result in the recognition of any taxable gain by Holdings for which the Company or any of the Subsidiaries could be held liable under Section 1.1502-6 of the Treasury Regulations or any applicable state laws.

            (f) a legal opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. substantially in the form of EXHIBIT F hereto;

            (g) Employment, Non-Competition and Non-Solicitation Agreements in the form of EXHIBIT G hereto, executed by Tom Taylor, Jennifer Nyland, Nicholas Swart, and Paul Archard.

            (h) The prior written consent to this Agreement, the Merger and the transactions contemplated by this Agreement in a form reasonably acceptable to Brobeck, Phleger & Harrison LLP of the parties set forth on Part 2.22 of the Company Disclosure Schedules.

            (i) A Consulting Agreement between Parent and Tom Taylor in the form of EXHIBIT H hereto executed by Tom Taylor and Parent.

            (j) Evidence satisfactory to Parent of assignments of intellectual property from employees, officers and consultants of the Company.

            (k) Evidence satisfactory to Parent that none of the Company Options has, or will, become partially or fully exercisable as a result of the Merger pursuant to their terms or Section 6(e) of the Company's 2000 Stock Option Plan and that none of the assumed Company Options are incentive stock options under the Code.

        6.6. NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

               The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

        7.1. ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, any inaccuracy that has not had a Material Adverse Effect on Parent shall be disregarded). In addition, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have remained true and correct as of such particular date), the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as if made on and as of the Closing, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on Parent and Merger Sub.

        7.2. PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

        7.3. AGREEMENTS AND DOCUMENTS. Holdings and the Company shall have received the following documents.

            (a) an Escrow Agreement in the form of EXHIBIT D hereto, executed by Parent; and

            (b) a legal opinion of Dill Dill Carr Stonbraker & Hutchings, P.C., dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code .

            (c) an executed Bridge Loan Agreement in the form of EXHIBIT E hereto executed by Parent.

        7.4. LISTING. The shares of Parent common stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

        7.5. NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8. TERMINATION

        8.1. TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

            (a) by Parent if any representation or warranty of Holdings or the Company contained in Section 2 was incorrect when made such that the condition set forth in Section 6.1 would not be satisfied, or if: (i) any of Holdings or the Company's covenants contained in this Agreement shall have been breached;
(ii) such breach has not been cured within 15 days after written notice thereof is delivered by Parent to Holdings or the Company; provided, however, that no cure period shall apply if such breach is not capable of cure; and (iii) as a result of such breach, the condition set forth in Section 6.2 would not be satisfied;

            (b) by Holdings or the Company if any representation or warranty of Parent or Merger Sub contained in Section 3 was incorrect when made such that the condition set forth in Section 7.1 would not be satisfied, or if: (i) any of Parent's or Merger Sub's covenants contained in this Agreement shall have been breached; (ii) such breach has not been cured within 15 days after written notice thereof is delivered by Holdings or the Company to Parent; provided, however, that no cure period shall apply if such breach is not capable of cure; and (iii) as a result of such breach, the condition set forth in Section 7.2 would not be satisfied;

            (c) by Parent if the Closing has not taken place on or before November 30, 2000 (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company);

            (d) by Holdings or the Company if the Closing has not taken place on or before November 30, 2000 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

            (e) by the mutual written consent of Parent and the Company.

        8.2. TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to Holdings and the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If Holdings or the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), Holdings or the Company shall deliver to Parent a notice, in writing, stating that Holdings or the Company is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

        8.3. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 5.4, 10 and this Section 8.2 and in the Non-Disclosure Agreement and
(c) any loans made pursuant to Section 4.6 hereof shall become due and payable 30 days after the date of such termination.

SECTION 9. INDEMNIFICATION, ETC.

        9.1. SURVIVAL OF REPRESENTATIONS, ETC. The representations and warranties made by Holdings, the Company, Parent and Merger Sub in this Agreement shall survive the Closing and shall expire one year from the date of the Closing. Upon the expiration of the representations and warranties of Holdings, the Company, Parent and Merger Sub, all liability of the parties with respect to any breach of such representation or warranties shall thereupon be extinguished except to the extent a claim for breach shall have been made prior to such expiration. The pre-closing covenants of Holdings, Company, Parent and Merger Sub contained in this Agreement shall terminate as of the Closing.

        9.2. INDEMNIFICATION.

            (a) INDEMNIFICATION BY COMPANY STOCKHOLDERS. From and after the Closing Date (but subject to Section 9.1), the stockholders of the Company who shall have received Parent Common Stock pursuant to Section 1.6 and the stockholders of Holdings who receive shares of Parent Common Stock as a result of the liquidation and distribution of Holdings (the "Stockholder Indemnitors"), jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with:
(i) any inaccuracy in or Breach of any representation or warranty made by Holdings and the Company in this Agreement or in any other agreement, document or instrument referred to or contemplated by this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualification or similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any inaccuracy in or other Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule; or (iii) any breach of any covenant or obligation of Holdings and the Company ; or (iv) any Legal Proceeding relating to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)," "(ii)", or "(iii)" of this sentence.

            (b) DAMAGES TO SURVIVING CORPORATION. If the Surviving Corporation suffers or otherwise becomes subject to any Damages, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have suffered Damages.

            (c) DEDUCTIBLE. The Stockholder Indemnitors shall not be required to make any indemnification, compensation or reimbursement payment pursuant to
Section 9.2 (a) until such time as the total amount of all Damages incurred by Parent exceeds $50,000. If the total amount of such Damages exceeds $50,000, then Parent shall be entitled to be indemnified against only for the portion of such Damages exceeding $50,000. Notwithstanding the foregoing, Parent shall be entitled to be indemnified for all Damages resulting from payments to Digital Island pursuant to the loan referred to in Section 2.11(b) of the Disclosure Schedule and any amounts paid to Broadview International LLC pursuant to the letter agreement dated April 7, 2000 between the Company and Broadview International LLC.

        9.3. EXCLUSIVE REMEDY. Absent fraud, from and after the Closing, recourse of the Indemnitees to the Escrow Amount in the Escrow Fund shall be the sole and exclusive remedy of Parent and such Indemnitees for Damages relating to any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

        9.4. NO CONTRIBUTION. Each Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any actual or alleged inaccuracy in or other Breach of any representation, warranty, covenant or obligation set forth in this Agreement.

        9.5. DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Holdings, the Company, against any other Indemnitee or against any other Person) with respect to which any of the Stockholders may become obligated to indemnify, hold harmless, pay, compensate or reimburse any Indemnitee pursuant to this
Section 9, (i) Parent, as soon as practicable after it receives written notice of any such claim or Legal Proceeding, shall notify the Stockholders' Agent of such claim or Legal Proceeding (it being understood that the failure to notify the Stockholders' Agent shall not in any way limit the rights of the Indemnitees under this Agreement unless such failure materially prejudices the defenses available to the Stockholders' Agent), and (ii) Parent shall have the right, at its election, to designate the Stockholders' Agent to assume the defense of such claim or Legal Proceeding at the sole expense of the Stockholders. If Parent so elects to designate the Stockholders' Agent to assume the defense of any such claim or Legal Proceeding:

            (a) the Stockholders' Agent shall proceed to defend such claim or Legal Proceeding in a diligent manner with counsel satisfactory to Parent;

            (b) Parent shall make available to the Stockholders' Agent any non-privileged documents and non-privileged materials in the possession of Parent that may be necessary to the defense of such claim or Legal Proceeding;

            (c) the Stockholders' Agent shall keep Parent informed of all material developments and events relating to such claim or Legal Proceeding;

            (d) Parent shall have the right to participate in the defense of such claim or Legal Proceeding;

            (e) the Stockholders' Agent shall not settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of Parent; and

            (f) Parent may at any time (notwithstanding the prior designation of the Stockholders' Agent to assume the defense of such claim or Legal Proceeding) assume the defense of such claim or Legal Proceeding if (i) the Stockholders' Agent shall fail to comply with any of its obligations under this Section 9.5 (including its obligation to defend any claim or Legal Proceeding in a diligent manner), or (ii) Parent, after consultation with its counsel, determines that the control of the defense by the Stockholders' Agent would give rise to a conflict of interest or would otherwise be inappropriate in such claim or Legal Proceeding.

If Parent does not elect to designate the Stockholders' Agent to assume the defense of any such claim or Legal Proceeding (or if, after initially designating the Stockholders' Agent to assume such defense, Parent elects to assume such defense), Parent may proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding on its own:

                (i) all expenses relating to the defense of such claim or Legal Proceeding (whether or not incurred by Parent) shall be borne and paid exclusively by the Stockholders;

                (ii) the Stockholders shall make available to Parent any documents and materials in the possession or control of any of the Stockholders that may be necessary to the defense of such claim or Legal Proceeding;

                (iii) Parent shall keep the Stockholders' Agent informed of all material developments and events relating to such claim or Legal Proceeding; and

                (iv) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Stockholders' Agent; provided, however, that the Stockholders' Agent shall not unreasonably withhold such consent.

        9.6. EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10. MISCELLANEOUS PROVISIONS

        10.1. STOCKHOLDERS' AGENT. By virtue of their approval of the Merger, the Stockholders irrevocably appoint Kevin O'Neill as their agent in connection with the transactions contemplated by Section 9 of this Agreement and the Escrow Agreement (the "Stockholders' Agent"), and Kevin O'Neill hereby accepts his appointment as the Stockholders' Agent. Parent shall be entitled to deal with the Stockholders' Agent on all matters relating to Section 9 and the Escrow Agreement, and shall be entitled to rely on any document executed or purported to be executed on behalf of the Stockholder Indemnitors by the Stockholders' Agent, and on any other action taken or purported to be taken on behalf of the Stockholder Indemnitors by the Stockholders' Agent, as fully binding upon such Stockholder Indemnitor. If the Stockholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Stockholder Indemnitors, then the Stockholder Indemnitors shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Stockholders' Agent" for purposes of this Section 10.1. If for any reason there is no Stockholders' Agent at any time, all references herein to the Stockholders' Agent shall be deemed to refer to the Stockholder Indemnitors.

        10.2. FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

        10.3. EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the other agreements and transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however, that any out-of-pocket expenses incurred by Company in connection with the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, legal counsel and accountants shall be the obligation of Company's stockholders. Parent or Company, with Parent's written approval, may pay such fees; provided, however, that such payment shall, if not promptly reimbursed by Company's stockholders at Parent's request, constitute "Damages" recoverable under the Escrow Agreement.

        10.4. ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        10.5. NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

               IF TO PARENT OR MERGER SUB:

                      Packeteer, Inc.
                      10495 N. De Anza Blvd.
                      Cupertino, California  95014
                      Attention:  David Yntema
                      Telephone No.: (408) 873-4518
                      Facsimile: (408) 873-4518

                      with a copy to:

                      Brobeck, Phleger & Harrison LLP
                      Two Embarcadero Place
                      2200 Geng Road
                      Palo Alto, CA  94303
                      Attention: John Montgomery
                      Telephone No. 650-424-0160
                      Facsimile No. 650-424-2777


               IF TO THE COMPANY OR HOLDINGS:

                      Workfire Networks, Inc.

                      1708 Dolphin Avenue, Suite 400
                      Kelowna, B.C. Canada V1R 9S4
                      Telephone No. (250) 717-8966
                      Facsimile No.  (250) 717-8946
                      Attention: Tom Taylor

               With a copy to:

                      Dill Dill Carr Stonbraker & Hutchings, P.C.
                      455 Sherman Street, Suite 300
                      Denver, CO 80203
                      Telephone No. (303) 777-3737
                      Facsimile No.  (303) 777-3823
                      Attention: Fay Matsukage

               IF TO THE STOCKHOLDERS' AGENT OR ANY OF THE STOCKHOLDER
               INDEMNITORS:

                      c/o Workfire Networks, Inc.
                      1708 Dolphin Avenue, Suite 400
                      Kelowna, B.C. Canada V1R 9S4
                      Telephone No. (250) 717-8966
                      Facsimile No.  (250) 717-8946

        10.6. HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        10.7. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        10.8. GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of Santa Clara, State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California;
(c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.5.

        10.9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. No party may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the other parties.

        10.10. REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

        10.11. WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10.12. AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

        10.13. SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        10.14. PARTIES IN INTEREST. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

        10.15. ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing Date or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

        10.16. CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections", "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

        The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                     PACKETEER, INC.
                                       a Delaware corporation

                                     By:
                                         ---------------------------------------
                                     Title:
                                           -------------------------------------


                                     WORKFIRE ACQUISITION CORP.
                                       a Delaware corporation

                                     By:
                                         ---------------------------------------
                                     Title:
                                           -------------------------------------


                                     WORKFIRE.COM
                                       a Nevada corporation

                                     By:
                                         ---------------------------------------
                                     Title:
                                           -------------------------------------



                                     WORKFIRE TECHNOLOGIES INTERNATIONAL, INC.
                                       a Nevada corporation

                                     By:
                                         ---------------------------------------
                                     Title:
                                           -------------------------------------

            The following Person hereby executes this Agreement on this 13th day of July, 2000 for the purpose of being bound by the provisions of Section 10.1 hereof.


                                                    ---------------------------
                                                    KEVIN O'NEILL

EXHIBITS

Exhibit A    Certain Definitions

Exhibit B    Form of Voting Agreement

Exhibit C    Form of Voting Agreement

Exhibit D    Form of Escrow Agreement

Exhibit E    Form of Bridge Loan Agreement

Exhibit F    Form of Opinion of Dill Dill Carr Stonbraker & Hutchings (corporate and tax)

Exhibit G    Form of Employment, Non-Competition and Non-Solicitation Agreement

Exhibit H    Form of Consulting Agreement

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        ACQUISITION TRANSACTION. "Acquisition Transaction" means any transaction involving: (a) the sale, license, disposition or acquisition of all or substantially all of the business or assets of the Company (taken as a whole);
(b) the issuance, disposition or acquisition of capital stock or other equity securities of the Company constituting more than 50% of the outstanding voting securities of the Company; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

        AGREEMENT. "Agreement" means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

        BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (i) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (ii) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

        COBRA. "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

        CODE. "Code" means the Internal Revenue Code of 1986, as amended.

        COMPANY CONTRACT. "Company Contract" means a Contract (a) to which the Company or a Subsidiary is a party; (b) by which the Company, any Subsidiary or any of their assets is or may become bound or under which the Company or a Subsidiary has, or may become subject to, any obligation; or (c) under which the Company or a Subsidiary has or may acquire any right or interest.

        COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" means any Proprietary Asset owned by or licensed to the Company or a Subsidiary or otherwise used by the Company or a Subsidiary.

        CONSENT. "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        CONTRACT. "Contract" means any written or oral or other agreement or legally binding commitment of any nature.

        DAMAGES. "Damages" means any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature, including any amounts paid to Digital Island pursuant to the loan referred to in Section 2.11(b) of the Disclosure Schedule and any amounts paid to Broadview International LLC pursuant to the letter agreement dated April 7, 2000. between the Company and Broadview International LLC.

        DISCLOSURE SCHEDULE. "Disclosure Schedule" means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

        EMPLOYEE PENSION BENEFIT PLAN. "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

        EMPLOYEE WELFARE BENEFIT PLAN. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

        ENCUMBRANCE. "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        ENTITY. "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        ENVIRONMENTAL LAW. "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

        ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        FULLY DILUTED NUMBER OF COMPANY CAPITAL SHARES. "Fully Diluted Number of Company Capital Shares" means the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus
(ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of any option to purchase Company Common Stock outstanding immediately prior to the Effective Time, regardless of whether such option is in fact exercisable in full as of the Effective Time.

        GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        GOVERNMENTAL BODY. "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        HIPAA. "HIPAA " means the Health Insurance Portability and Accountability Act of 1996.

        INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Stockholders shall not be deemed to be "Indemnitees."

        KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter. The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or employee of the Company has Knowledge of such fact or other matter. Parent shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or employee of Parent has Knowledge of such fact or other matter.

        LEGAL PROCEEDING. "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        LEGAL REQUIREMENT. "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, ordinance, code, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        LIABILITY. "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

        MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company or the Surviving Corporation if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of the "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, operations, assets, liabilities or financial performance of the Company or the Surviving Corporation resulting in an aggregate amount equal to or greater than $500,000; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (x) any effects, changes, events, circumstances or conditions generally affecting the industry in which the Company operates; and (y) any effects, changes, events, circumstances or conditions to the extent resulting from the announcement or pendency of any of the transactions contemplated by this Agreement. A violation or other matter will be deemed to have a "Material Adverse Effect" on Parent if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of the "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, operations, assets, liabilities or financial performance of Parent; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (x) any effects, changes, events, circumstances or conditions generally affecting the industry in which the Company operates; and (y) any effects, changes, events, circumstances or conditions to the extent resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, including any actions taken at the request of any federal or state governmental agency in connection with any of the transactions contemplated by this Agreement and (z) changes and fluctuations in the trading price of Parent Common Stock.

        MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

        PARENT AVERAGE STOCK PRICE. "Parent Average Stock Price" means the average of the closing prices of a share of Parent Common Stock as reported on the Nasdaq National Market for the thirty day period ending on the three days prior to the Closing.

        PERMITTED ENCUMBRANCES. "Permitted Encumbrances" mean any liens for taxes not yet due and payable and any liens for other imperfections of title and encumbrances which are not material in character, amount or extent.

        PERSON. "Person" means any individual, Entity or Governmental Body.

        PROPRIETARY ASSET. "Proprietary Asset" means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

        REPRESENTATIVES. "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        SEC. "SEC" means the United States Securities and Exchange Commission.

        SECURITIES ACT. "Securities Act" means the Securities Act of 1933, as amended.

        STOCKHOLDER. "Stockholder" means any Person who owns of record any Company Common Stock or Company Preferred Stock immediately prior to the Closing.

        SUBSIDIARY. "Subsidiary" shall mean any corporation with respect to which the Company (or a Subsidiary thereof) owns stock representing a majority of the total voting power or value of all the corporation's stock.

        TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        TAX RETURN. "Tax Return" shall mean, with respect to Holdings, the Company or any Subsidiary, any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

            (e) YEAR 2000 COMPLIANT. "Year 2000 Compliant" means, with respect to a computer program or other item of software (i) the functions, calculations, and other computing processes of the program or software (collectively, "Processes") perform in a consistent and correct manner without interruption regardless of the date on which the Processes are actually performed and regardless of the date input to the applicable computer system, whether before, on, or after January 1, 2000; (ii) the program or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used whether before, on, or after January 1, 2000; (iii) the program or software accepts and responds to year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; (iv) the program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) leap years will be determined by the following standard
(A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.